                                                                EXHIBIT 4.4.12

                             ALLIANCE IMAGING, INC.

                                 TENTH AMENDMENT
                           TO NOTE PURCHASE AGREEMENT


     This TENTH AMENDMENT TO NOTE PURCHASE AGREEMENT (this "TENTH AMENDMENT") is dated as of November 6, 1996 and entered into by and among Alliance Imaging, Inc., a Delaware corporation (the "COMPANY"), and the holders listed on the signature page hereto (each a "HOLDER" and together the "HOLDERS"), and is made with reference to that certain Note Purchase Agreement dated as of April 14, 1989, as amended by that certain First Amendment to Note Purchase Agreement dated as of September 20, 1990, that certain Second Amendment to Note Purchase Agreement dated as of June 3, 1991, that certain Third Amendment to Note Purchase Agreement dated as of December 1, 1991, that certain Fourth Amendment to Note Purchase Agreement dated as of December 31, 1992, that certain Fifth Amendment to Note Purchase Agreement dated as of June 30, 1993, that certain Sixth Amendment to Note Purchase Agreement dated as of March 18, 1994, that certain Seventh Amendment to Note Purchase Agreement dated as of December 31, 1994, that certain Eighth Amendment to Note Purchase Agreement dated as of December 31, 1994, that certain Ninth Amendment ("NINTH AMENDMENT") to Note Purchase Agreement dated as of April 15, 1996, and those certain letter agreements dated April 25, 1995 concerning Atlantic/Gulf Imaging, Inc. and dated June 28, 1996 concerning Sun MRI Services, Inc. (as so amended, the "PURCHASE AGREEMENT"), by and among the Company and previous holders of the Notes. Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Purchase Agreement.

                                    RECITALS

     WHEREAS, the Holders have purchased, effective as of the same date as this Tenth Amendment and conditioned upon the execution and delivery by the Company of this Tenth Amendment, all of the right, title and interest of the previous holders of the Notes in and to such Notes (the "PURCHASE
TRANSACTION"); and

     WHEREAS, the Company and the Holders desire to (i) amend certain covenants contained in the Purchase Agreement and to make certain other amendments as set forth below, and (ii) set forth their agreement on certain other matters specified below;

     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

     SECTION 1.   AGREEMENTS CONCERNING VOLUNTARY
                  PREPAYMENTS

     1.1     OPTIONAL PREPAYMENT AT CLOSING.

     In the event that the Company makes a voluntary prepayment of principal on the Notes as permitted by Section 6.01 of the Purchase Agreement effective as of the closing of the Purchase Transaction (the "EFFECTIVE DATE"), Holders agree that, notwithstanding anything to the contrary in said Section 6.01, one dollar ($1.00) of principal amount of the Notes shall be retired for each sixty-six and 6,315,911/10,000,000 cents ($.666315911) of cash prepayment, without payment of accrued interest on the principal amount prepaid and without payment of any other amount otherwise called for under said Section 6.01; PROVIDED, HOWEVER, that the maximum face amount of Notes that may be prepaid pursuant to this provision is $5,308,355.42. Notwithstanding Section
6.04 of the Purchase Agreement, any prepayment pursuant to this provision will be applied to the latest date(s) of mandatory prepayments pursuant to
Section 6.02 of the Purchase Agreement and of the Notes. The Company shall be under no obligation to make a voluntary prepayment as described in this
Section 1.1.

     1.2     DATE FOR INTEREST PAYMENTS; OTHER OPTIONAL PREPAYMENTS.

     (a) As of the Effective Date, the Company shall issue or cause to be issued to Holders new promissory note(s) evidencing the obligations of the Company under the Purchase Agreement and the Notes, as amended hereby; among other things, such promissory note(s) will provide for the monthly payment of interest on the last day of each month, commencing October 31, 1996 (each, an "INTEREST PAYMENT DATE"). Further, in addition to the provisions of Section
1.1 above, in the event that the Company at any time and from time to time following the Effective Date timely makes a voluntary prepayment of principal corresponding to an Interest Payment Date as indicated under column A on the attached SCHEDULE A (each, a "VOLUNTARY MONTHLY PREPAYMENT"), then Holders agree, notwithstanding anything to the contrary in the Purchase Agreement or the Notes, that they shall credit to principal, in addition to the amount of the Voluntary Monthly Prepayment, an aggregate amount of $16,726.90 for each such Voluntary Monthly Prepayment timely made, as indicated under column D on the attached SCHEDULE A. Further, notwithstanding anything to the contrary in the Purchase Agreement or the Notes, each Voluntary Monthly Prepayment or other voluntary prepayment of principal on the Notes (i) shall be deemed a prepayment entirely of principal and (ii) shall be credited against the earliest date(s) of mandatory prepayments pursuant to Section 6.02 of the Purchase Agreement and the Notes (i.e., each such prepayment shall reduce the amount of mandatory prepayment(s) otherwise required to be made pursuant to
Section 6.02 of the Purchase Agreement prior to giving effect to this Tenth Amendment, applying voluntary prepayments to the earliest date(s) of such mandatory prepayments otherwise required). The provisions of the preceding sentence shall be deemed an amendment of Section 6.04 of the Purchase Agreement.

     (b) For purposes of paragraph (a) of this Section 1.2, a Voluntary Monthly Prepayment shall be deemed timely made provided that it is received by a Holder within five (5) Business Days of the first day of each month immediately following the corresponding Interest Payment Date. The Company shall not be obligated to make Voluntary Monthly Prepayments or any other voluntary prepayments of principal pursuant to this Section 1.2.

     (c) In addition to the provisions of Section 1.1 and Section 1.2(b) above and provided that the Company has made the voluntary prepayment referred to in Section 1.1 above in the maximum permitted amount, the Company shall be entitled to prepay the principal of the Notes in whole by making a payment equal to the LESSER of (I) the payment amount in accordance with
Section 6.01 of the Purchase Agreement as in effect prior to the effectiveness of this Tenth Amendment, and (II) the Notional Payoff Amount (such amount being the "FULL PAYOFF AMOUNT"). "NOTIONAL PAYOFF AMOUNT" means the Applicable Percentage of the remaining unpaid principal amount of a note (the "NOTIONAL OBLIGATION") in the initial notional principal amount of $18,000,000 as of the Effective Date bearing an annual interest rate of 10.00%, compounded monthly, after applying thereto all payments actually made under the Notes after the Effective Date (i.e., payments of both interest and principal), applying such payments first to interest on the Notional Obligation and then to principal of the Notional Obligation, with negative amortization reflected, if applicable. "APPLICABLE PERCENTAGE" means 102% for any prepayment made on or before October 31, 1997 and 101% for any prepayment made thereafter. In addition, subject to the same provisos as indicated in the first sentence of this Section 1.2(c), the Company shall be entitled to prepay the principal of the Notes in part; in the case of partial prepayment, the amount of the Notes retired shall equal the same proportion of the remaining face amount of the Notes as the amount of prepayment bears to the Full Payoff Amount, if the Notes were being fully prepaid at that time. Notwithstanding the foregoing, in the event that any prepayment of the Notes pursuant to this Section 1.2(c) is accomplished with funding, in whole or in part, provided by one of the Holders or any Affiliate thereof, then the Applicable Percentage with respect to such Holder shall be equal to 100%.

     (d) The voluntary prepayment provisions of Sections 1.1, 1.2(b) and 1.2(c) above fully replace and restate Section 6.01 of the Purchase Agreement as in effect prior to the Effective Date. Further, Section 6.03 of the Purchase Agreement as in effect prior to the Effective Date is hereby restated in its entirety as follows:

     "The Company may prepay the Notes in whole or in part in accordance with the provisions of Section 6.01 hereof (in the case of any such prepayment pursuant to Section 1.2(c) of the Tenth Amendment dated as of November 6, 1996 to Note Purchase Agreement between the Company and Holder (the "TENTH AMENDMENT"), PROVIDED that the Company provides at least five (5) Business Days notice of its intention to make such prepayment, which notice shall specifically indicate that such prepayment is being made under that provision)."

     (e) Notwithstanding anything to the contrary in Section 6.07 of the Purchase Agreement, any prepayment of Notes pursuant to Section 6.07 shall be treated as a voluntary prepayment under Section 1.2(c) hereof.

     SECTION 2. ADDITIONAL AMENDMENTS TO THE PURCHASE AGREEMENT

     2.1     MANDATORY PREPAYMENTS.

     The requirement to make mandatory prepayments on the Notes described in clauses (i) and (ii) in Section 6.02 of the Purchase Agreement (such clauses having been added to the Purchase Agreement pursuant to, and as further described in, Sections 1.1, 1.4 and 1.6 of the Ninth Amendment) is hereby eliminated.

     2.2     COLLATERAL POOL.

     The requirement in the Purchase Agreement, including, without limitation, in the second sentence of Section 9.04(a)(i) thereof, that any and all leases and use contracts relating to the Eligible First Lien Equipment or other collateral contained in the Collateral Pool (the "EXCLUDED COLLATERAL") be included therein is hereby eliminated. Holders shall, from time to time, execute such instruments and take such further actions as may be reasonably requested by the Company to cause and evidence the removal from the Collateral Pool, as it exists on the Effective Date and from time to time thereafter, of the Excluded Collateral. Holders further agree that, to the extent that they or any of their respective Affiliates have an interest in collateral owned by the Company or any Affiliate thereof pursuant to separate collateral agreements or instruments (e.g., pursuant to separate equipment financing arrangements), and to the extent that such separate agreements or instruments prohibit or restrict additional liens on the applicable collateral, then, notwithstanding the provisions of such collateral agreements or instruments, the Company shall be entitled to include the property constituting such collateral in the Collateral Pool as Eligible Second Lien Equipment or otherwise; and Holders further agree to execute such instruments and take such actions, and to cause their respective Affiliates to execute such instruments and take such actions, from time to time, as may be reasonably requested by the Company to effect and evidence the provisions of this sentence.

     2.3     ASSIGNMENT TO CERTAIN ENTITIES.

     The following text is hereby added to Section 15.05 of the Purchase
Agreement:

     "Notwithstanding anything in this Note Purchase Agreement or the Notes to the contrary, each holder of the Notes agrees that it shall not sell to, transfer or assign, in any form of transaction, any of the Notes or any interest therein (A) prior to January 31, 1997 (except for any transfer or assignment to an Affiliate of the holder), or (B) following January 31, 1997, to any holder (whether as of the Effective Date or any date thereafter) of the Company's 7.50% Senior Subordinated Debentures due 2005, or the Company's Series A Cumulative Preferred Stock, including in each case any Affiliate thereof; PROVIDED, HOWEVER, that for the avoidance of doubt, the restriction referred to in clause (B) shall not be deemed to apply to any transaction wherein the Notes are included in a securitization vehicle in the ordinary course of a holder's business, and securities representing an interest in the securitized pool are sold to investors. Prior to selling, transferring or assigning, in any form of transaction, any of the Notes or any interest therein, each holder of the Notes agrees to provide at least three (3) Business Days' prior written notice to the Company, to enable the Company to determine whether such proposed transaction would violate the provisions of this Section 15.05."

     2.4     SUBORDINATION PROVISIONS.

     Each holder of the Notes agrees that it will not amend, modify or waive, or agree to amend, modify or waive, any provision of Section 11 of the Subordinated Debentures Purchase Agreement, without, in each instance, first obtaining the written consent of the Company to the same.

     2.5     NEGATIVE AND MAINTENANCE COVENANTS.

     (a) Clause (i) of Section 10.02 of the Purchase Agreement is hereby amended and restated as follows:

          "(i) Subject to the limitations set forth in Section
          10.03(d) hereof, any Lien created to secure any Indebtedness incurred or assumed after the Seventh Amendment Effective Date to pay all or any part of the purchase price of an improvement to or upgrade of a Unit owned by the Company or a Subsidiary, PROVIDED that (i) any such Lien shall be confined solely to the improved or upgraded Unit subject to such Lien; PROVIDED, HOWEVER, that in the case of a Unit owned by the Company or a Subsidiary that is, at the time of acquisition of an improvement or upgrade to a Unit, already subject to a Lien in favor of the same secured party financing the purchase price of such improvement or upgrade, such Lien securing the Indebtedness relating to the newly-improved or upgraded Unit may extend to the Unit already owned and such Lien securing the Indebtedness relating to the Unit already owned may extend to the newly-improved Unit; PROVIDED, FURTHER, that notwithstanding the immediately preceding proviso no such Lien shall extend to any Unit as to which (A) the purchase price thereof (and of any improvement thereto or upgrade thereof) is paid in full and (B) there is outstanding no Indebtedness incurred to finance such purchase price, it being understood that the cross-collateralization permitted by the immediately preceding proviso shall immediately cease and terminate upon payment of the purchase price (or related purchase money Indebtedness) of each Unit and any improvement to or upgrade thereof, and (ii) any such Lien shall be created within six months after the completion or installation of such improvement or upgrade;".

     (b) Clause (d) of Section 10.03 of the Purchase Agreement is hereby amended and restated as follows:

          "(d) Subject to the limitations on incurrence of Capital Expenditures set forth in Section 10.08 hereof, the Company or any Subsidiary may become and remain liable with respect to Indebtedness incurred to acquire equipment (including CT Scanners and MRI Units and related additions, parts and improvements) secured by Liens permitted under Sections 10.02(e), 10.02(i) or 10.02(j) hereof;".

     (c) Clause (f) of Section 10.03 of the Purchase Agreement is hereby amended and restated as follows:

          "(f) Any Subsidiary (provided that such Subsidiary has duly executed a Guaranty in accordance with the terms of this Note Purchase Agreement) may become and remain liable with respect for Debt for Money Borrowed of such Subsidiary owing to the Company or to a Wholly-Owned Subsidiary consisting of (i) Indebtedness arising out of an Investment by the Company or such Wholly-Owned Subsidiary as permitted by Section
          10.04(a) through (c) or (ii) short-term intercompany operating advances which are settled promptly (and not less than monthly) to the extent the applicable debtor has available cash to settle such balances;".

     (d) Clause (g) of Section 10.03 of the Purchase Agreement is hereby amended and restated as follows:

          "(g) In addition to (a) through (f) above, the Company or any Subsidiary may incur and remain liable with respect to other Indebtedness not to exceed an aggregate amount of $5,000,000 at any time outstanding;".

     (e) The text of Section 10.08 of the Purchase Agreement is hereby amended and restated as follows:

          "The Company will not, and will not permit any of its Subsidiaries to, make Capital Expenditures, unless, after including such Capital Expenditures in the aggregate amount of Capital Expenditures incurred by the Company and its Subsidiaries during the current Fiscal Year, the aggregate Capital Expenditures for such Fiscal Year, in the case of the Fiscal Year ending December 31, 1996, do not exceed $30,000,000, or in the case of any other Fiscal Year, do not exceed $25,000,000; PROVIDED, HOWEVER, that the Company or any of its Subsidiaries may dispose of equipment and within 180 days purchase replacement equipment with only the net incremental amount being deemed to be a Capital Expenditure; PROVIDED, FURTHER, that to the extent the Company receives credit against the purchase price of newly-acquired equipment as a result of a trade-in of currently-owned equipment, the amount of such credit shall not be included in determining the amount of Capital Expenditures permitted to be incurred hereunder; and PROVIDED, FURTHER, that if the amount of permitted Capital Expenditures for any Fiscal Year is not fully utilized, then the unutilized portion (up to 50% of the permitted amount for such Fiscal Year) may be carried forward and made in the following Fiscal Year, in addition to the amount otherwise permitted for such following Fiscal Year.

          For purposes of this Section 10.08 the incurrence of a Capital Expenditure shall be deemed to have occurred when the Company (or any of its Subsidiaries) enters into a binding commitment to purchase the applicable equipment as evidenced by a written agreement or accepted purchase order between the Company and the manufacturer or seller of such equipment."

     (f) The reference to "ninety (90) days" in Section 10.12 of the Purchase Agreement is hereby changed to "one hundred eighty (180) days". Further, the phrase "after the Closing Date" in clause (i) of said Section is hereby amended to read "after the Effective Date of the Tenth Amendment". Further, in the event of any prepayment or redemption of Notes as provided in Section 10.12, such prepayment or redemption shall be treated as a voluntary prepayment and subject to the provisions of Section 1.2(c) of this Tenth Amendment.

     (g) The text of Section 10.17 of the Purchase Agreement is hereby amended and restated as follows:

          "The Company will not, and will not permit any Subsidiary to, create or otherwise acquire any Subsidiary, unless such newly created or acquired Subsidiary shall have executed a counterpart to the Guaranty."

     (h) Section 10.04 of the Purchase Agreement is hereby amended by striking the word "and" before clause (g) and adding thereto a new clause (h) reading as follows: "; and (h) Investments where the consideration paid by the Company consists of equity securities of the Company, to the extent that consideration was or is paid in that form." In addition, Section 10.04 of the Purchase Agreement is hereby amended by adding a new final sentence thereto reading as follows: "For purposes of computing the amount subject to the $5,000,000 limitation in clause (a) above, (I) there shall be excluded Investments where the consideration paid by the Company consists of equity securities of the Company, to the extent that consideration was or is paid in that form, and (II) there shall be included Investments made only from and after the Effective Date of the Tenth Amendment, and not Investments made prior thereto."

     (i) The text of Section 10.14 of the Purchase Agreement is hereby amended by adding thereto as a new last sentence the following: "Notwithstanding the foregoing, for the purposes of this Section 10.14, there shall be excluded from the coverage of "Long-Term Leases" and "Consolidated Rental Obligations" any lease or other contract or commitment, and payments required thereunder, with respect to MRI, CT or other medical diagnostic equipment."

     (j) The Company and Holders hereby agree that Sections 10.05, 10.06, 10.07, 10.09 and 10.11 are deleted from the Purchase Agreement.

     2.6  REPORTING REQUIREMENTS.

     Section 7(a) of the Purchase Agreement is hereby amended by striking the entire text beginning with "(i)" and through the end of that Section and inserting in substitution therefor the following: "the Company's Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission".
Section 7(b) of the Purchase Agreement is hereby amended by striking the entire text beginning with "(i)" and through the end of that Section and inserting in substitution therefor the following: "the Company's Annual Report on Form 10-K and related Annual Report to Shareholders as filed with the Securities and Exchange Commission". Section 7(c) and Section 7(d) of the Purchase Agreement are hereby deleted. The heading of Section 7(e) of the Purchase Agreement is hereby amended to read "SEC REPORTS; MAILINGS TO SHAREHOLDERS", and there is hereby added at the end of existing Section 7(e) the following: "In addition,
(i) at the same time that the Company makes a mailing to its shareholders generally and (ii) promptly after the Company issues a press release, the Company shall provide a copy of the same to each registered holder of the Notes." Section 7(g), Section 7(h), Section 7(j), Section 7(l), Section 7(m),
Section 7(o) and 7(p) of the Purchase Agreement are hereby deleted. The penultimate paragraph of Section 7, immediately following Section 7(p), is hereby amended and restated in its entirety as follows: "The Company will furnish to each Eligible Holder, at the time it furnishes each set of financial statements pursuant to paragraph (a) or (b) above, an Officers' Certificate to the effect that no Event of Default has occurred and is continuing (or, if any Event of Default has occurred and is continuing, describing the same in reasonable detail, the period of existence thereof and describing the action that the Company has taken and proposes to take with respect thereto)."

     SECTION 3.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     3.1  FULL NOTE ISSUE.

     The Company hereby represents and warrants that the Notes being purchased by the Holders as of the Effective Date are all of the Notes issued as of December 31, 1994 in the aggregate initial principal amount of $27 million, and that such Notes constitute all of the Notes outstanding as of the Effective Date. The Company further represents and warrants that, except for the amendments referred to in the first paragraph of this Tenth
Amendment, the Company is not a party to, and does not otherwise have knowledge of, any amendment, modification or waiver of or affecting the Note Purchase Agreement dated as of April 14, 1989 pursuant to which the Notes were originally issued.

     3.2  ADDITIONAL REPRESENTATIONS AND WARRANTIES.

     The Company represents, covenants and warrants as follows, as of the Effective Date of this Tenth Amendment:

     (a) The Company is a corporation duly organized and validly existing under the laws of the State of Delaware. Each of the Company and its Subsidiaries has all requisite corporate power and authority necessary to own its assets and carry on its business as now being and as proposed to be conducted, and is qualified to do business in each jurisdiction in which the nature of the business conducted by it makes such qualification necessary and where failure so to qualify would have a Material Adverse Effect.

     (b) The financial statements included in the Company's Quarterly Report on Form 10-Q for the period ending June 30, 1996 and Annual Report on Form 10-K for the period ending December 31, 1995 are complete and correct and fairly present the consolidated financial condition of the Company and its consolidated Subsidiaries as at the respective dates thereof, and the consolidated results of their operations for the fiscal periods ended on said dates (subject, in the case of interim financial statements, to year-end audit adjustments), all in accordance with GAAP (except, in the case of interim financial statements, as to footnotes).

     (c) Since June 30, 1996, the Company's authorized share capitalization has not changed in any respect, and there have been no issuances, redemptions or repurchases of any outstanding common or preferred shares of the Company, except for sales of common shares pursuant to the exercise of stock options issued pursuant to compensatory option plans of the Company disclosed in the Company's proxy statement relating to its 1996 annual meeting of shareholders.

     (d) The Company hereby reiterates in its entirety Section 3.05 of the Purchase Agreement, such representation and warranty being deemed made as of the Effective Date, except that the reference to Exhibit C therein is hereby changed to SCHEDULE 3.2(d) attached hereto.

     (e) The Company hereby reiterates in its entirety Section 3.06 of the Purchase Agreement, such representation and warranty being deemed made as of the Effective Date, except that the last sentence thereof is hereby deleted.

     (f) Attached hereto as SCHEDULE 3.2(f) is a true and complete list of the outstanding debt for money borrowed of the Company and its Subsidiaries as of September 30, 1996.

     (g) The Company hereby reiterates in its entirety Section 3.08 of the Purchase Agreement, such representation and warranty being deemed made as of the Effective Date, except that the reference to 1993 therein is hereby changed to 1995.

     (h) The Company hereby reiterates in its entirety Section 3.09 of the Purchase Agreement, such representation and warranty being deemed made as of the Effective Date, except that the reference therein to the exception for Exhibit H is hereby deleted.

     (i) The Company hereby reiterates in its entirety Section 3.11 of the Purchase Agreement, such representation and warranty being deemed made as of the Effective Date, except that the reference therein to the Confidential Memorandum is hereby deleted.

     (j) The Company hereby reiterates in its entirety Section 3.13 of the Purchase Agreement, such representation and warranty being deemed made as of the Effective Date, except that the reference therein to the exception for Donaldson, Lufkin & Jenrette Securities Corporation is hereby deleted.

     (k) The Company hereby reiterates in their entirety Sections 3.02, 3.10, 3.15, 3.16, 3.17, 3.19 and 3.20 of the Purchase Agreement, such representations and warranties being deemed made as of the Effective Date.

     SECTION 4.     CONSIDERATION FOR AMENDMENT

     As partial consideration for their activities in structuring the Purchase Transaction and entering into this Tenth Amendment, the Company will issue to DVI Financial Services Inc. ("DVI") and General Electric Company, a New York corporation acting through GE Medical Systems ("GE"), effective as of the Effective Date, warrants to purchase an aggregate of 125,000 shares of the Company's common stock (75,000 to DVI and 50,000 to GE). The warrants will have a term of three (3) years and an exercise price per share equal to $5.00, and will be evidenced by a warrant certificate substantially in the form attached hereto as EXHIBIT 1.

     SECTION 5.   MISCELLANEOUS

     5.1  REFERENCE TO AND EFFECT ON THE PURCHASE AGREEMENT.

          (i) On and after the date of this Tenth Amendment, each reference in the Purchase Agreement to "this Agreement", "hereunder", "hereof", "herein" or words of like import referring to the Purchase Agreement, and each reference in any other related documents to the "Purchase Agreement", "thereunder", "thereof" or words of like import referring to the Purchase Agreement shall mean and be a reference to the Agreement as amended to give effect to the Tenth Amendment.

          (ii) Except as specifically amended by this Tenth Amendment, the Purchase Agreement shall remain in full force and effect and is hereby ratified and confirmed.

          (iii) The execution, delivery and performance of this Tenth Amendment shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Holders under, the Purchase Agreement.

     5.2 HEADINGS. Section and subsection headings in this Tenth Amendment are included herein for convenience of reference only and shall not constitute a part of this Tenth Amendment for any other purpose or be given any substantive effect.

     5.3 APPLICABLE LAW. THIS TENTH AMENDMENT SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.

     5.4 COUNTERPARTS; EFFECTIVENESS. This Tenth Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

     5.5 NO DEFAULTS. By its execution hereof, the Company represents and warrants that, after giving effect to the amendments contained in this Tenth Amendment, no Default or Event of Default exists under the Purchase Agreement.

     IN WITNESS WHEREOF, the parties hereto have caused this Tenth Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

"COMPANY"                      ALLIANCE IMAGING, INC.


                               By:      ______________________________
                               Title:   ______________________________


"HOLDERS"                      DVI FINANCIAL SERVICES INC.


                               By:      ______________________________
                               Title:   ______________________________



                               GENERAL ELECTRIC COMPANY, A NEW YORK CORPORATION ACTING THROUGH GE MEDICAL SYSTEMS


                               By:      ______________________________
                               Title:   ______________________________

                                   SCHEDULE A

COLUMN:           A             B              C              D              E

                Voluntary
                  Monthly    Interest at          Total     Additional           Remaining
Payment         Principal          7.50%        Monthly      Credit to           Principal
 Date         Prepayments      Per Annum        Payment      Principal             Balance
 ----         -----------      ---------        -------      ---------             -------
09/30/96                                                                    $20,091,644.58

11/30/96             0.00     251,145.56     251,145.56           0.00       20,091,644.58
12/31/96       208,965.22     125,572.78     334,538.00      16,726.90       19,865,952.46
01/31/97       210,375.80     124,162.20     334,538.00      16,726.90       19,638,849.76
02/28/97       211,795.19     122,742.81     334,538.00      16,726.90       19,410,327.68
03/31/97       213,223.45     121,314.55     334,538.00      16,726.90       19,180,377.32
04/30/97       214,660.64     119,877.36     334,538.00      16,726.90       18,948,989.78
05/31/97       216,106.81     118,431.19     334,538.00      16,726.90       18,716,156.07
06/30/97       217,562.02     116,975.98     334,538.00      16,726.90       18,481,867.14
07/31/97       219,026.33     115,511.67     334,538.00      16,726.90       18,246,113.91
08/31/97       220,499.79     114,038.21     334,538.00      16,726.90       18,008,887.22
09/30/97       221,982.45     112,555.55     334,538.00      16,726.90       17,770,177.87
10/31/97       223,474.39     111,063.61     334,538.00      16,726.90       17,529,976.58
11/30/97       224,975.65     109,562.35     334,538.00      16,726.90       17,288,274.04
12/31/97       226,486.29     108,051.71     334,538.00      16,726.90       17,045,060.85
01/31/98       228,006.37     106,531.63     334,538.00      16,726.90       16,800,327.58
02/28/98       229,535.95     105,002.05     334,538.00      16,726.90       16,554,064.73
03/31/98       231,075.10     103,462.90     334,538.00      16,726.90       16,306,262.73
04/30/98       232,623.86     101,914.14     334,538.00      16,726.90       16,056,911.97
05/31/98       234,182.30     100,355.70     334,538.00      16,726.90       15,806,002.77
06/30/98       235,750.48      98,787.52     334,538.00      16,726.90       15,553,525.39
07/31/98       237,328.47      97,209.53     334,538.00      16,726.90       15,299,470.02
08/31/98       238,916.31      95,621.69     334,538.00      16,726.90       15,043,826.81
09/30/98       240,514.08      94,023.92     334,538.00      16,726.90       14,786,585.83
10/31/98       242,121.84      92,416.16     334,538.00      16,726.90       14,527,737.09
11/30/98       243,739.64      90,798.36     334,538.00      16,726.90       14,267,270.55
12/31/98       245,367.56      89,170.44     334,538.00      16,726.90       14,005,176.09
01/31/99       247,005.65      87,532.35     334,538.00      16,726.90       13,741,443.54
02/28/99       248,653.98      85,884.02     334,538.00      16,726.90       13,476,062.66
03/31/99       250,312.61      84,225.39     334,538.00      16,726.90       13,209,023.15
04/30/99       251,981.61      82,556.39     334,538.00      16,726.90       12,940,314.65
05/31/99       253,661.03      80,876.97     334,538.00      16,726.90       12,669,926.71
06/30/99       255,350.96      79,187.04     334,538.00      16,726.90       12,397,848.86
07/31/99       257,051.44      77,486.56     334,538.00      16,726.90       12,124,070.51
08/31/99       258,762.56      75,775.44     334,538.00      16,726.90       11,848,581.05
09/30/99       260,484.37      74,053.63     334,538.00      16,726.90       11,571,369.78
10/31/99       262,216.94      72,321.06     334,538.00      16,726.90       11,292,425.94
11/30/99       263,960.34      70,577.66     334,538.00      16,726.90       11,011,738.71
12/31/99       265,714.63      68,823.37     334,538.00      16,726.90       10,729,297.17
01/31/00       267,479.89      67,058.11     334,538.00      16,726.90       10,445,090.38
02/29/00       269,256.19      65,281.81     334,538.00      16,726.90       10,159,107.30
03/31/00       271,043.58      63,494.42     334,538.00      16,726.90        9,871,336.82
04/30/00       272,842.14      61,695.86     334,538.00      16,726.90        9,581,767.77
05/31/00       274,651.95      59,886.05     334,538.00      16,726.90        9,290,388.92
06/30/00       276,473.07      58,064.93     334,538.00      16,726.90        8,997,188.95
07/31/00       278,305.57      56,232.43     334,538.00      16,726.90        8,702,156.48

                                            SCHEDULE A



COLUMN:           A             B              C              D              E

                Voluntary
                  Monthly    Interest at          Total     Additional           Remaining
Payment         Principal          7.50%        Monthly      Credit to           Principal
 Date         Prepayments      Per Annum        Payment      Principal             Balance
 ----         -----------      ---------        -------      ---------             -------


08/31/00       280,149.52      54,388.48     334,538.00      16,726.90        8,405,280.06
09/30/00       282,005.00      52,533.00     334,538.00      16,726.90        8,106,548.16
10/31/00       283,872.07      50,665.93     334,538.00      16,726.90        7,805,949.19
11/30/00       285,750.82      48,787.18     334,538.00      16,726.90        7,503,471.47
12/31/00       287,641.30      46,896.70     334,538.00      16,726.90        7,199,103.26
01/31/01       289,543.60      44,994.40     334,538.00      16,726.90        6,892,832.76
02/28/01       291,457.80      43,080.20     334,538.00      16,726.90        6,584,648.06
03/31/01       293,383.95      41,154.05     334,538.00      16,726.90        6,274,537.22
04/30/01       295,322.14      39,215.86     334,538.00      16,726.90        5,962,488.17
05/31/01       297,272.45      37,265.55     334,538.00      16,726.90        5,648,488.82
06/30/01       299,234.94      35,303.06     334,538.00      16,726.90        5,332,526.98
07/31/01       301,209.71      33,328.29     334,538.00      16,726.90        5,014,590.37
08/31/01       303,196.81      31,341.19     334,538.00      16,726.90        4,694,666.66
09/30/01       305,196.33      29,341.67     334,538.00      16,726.90        4,372,743.43
10/31/01       307,208.35      27,329.65     334,538.00      16,726.90        4,048,808.18
11/30/01       309,232.95      25,305.05     334,538.00      16,726.90        3,722,848.33
12/31/01       311,270.20      23,267.80     334,538.00      16,726.90        3,394,851.23
01/31/02       313,320.18      21,217.82     334,538.00      16,726.90        3,064,804.15
02/28/02       315,382.97      19,155.03     334,538.00      16,726.90        2,732,694.27
03/31/02       317,458.66      17,079.34     334,538.00      16,726.90        2,398,508.71
04/30/02       319,547.32      14,990.68     334,538.00      16,726.90        2,062,234.49
05/31/02       321,649.03      12,888.97     334,538.00      16,726.90        1,723,858.56
06/30/02       323,763.88      10,774.12     334,538.00      16,726.90        1,383,367.77
07/31/02       325,891.95       8,646.05     334,538.00      16,726.90        1,040,748.92
08/31/02       328,033.32       6,504.68     334,538.00      16,726.90          695,988.70
09/30/02       330,188.07       4,349.93     334,538.00      16,726.90          349,073.73
10/31/02       332,347.27       2,181.73     334,529.00      16,726.46                0.00

THESE WARRANTS AND THE SHARES OF COMMON STOCK ISSUABLE UPON THEIR EXERCISE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR QUALIFIED UNDER APPLICABLE STATE SECURITIES LAWS AND MAY NOT BE TRANSFERRED, SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS (i) A REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SHALL HAVE BECOME EFFECTIVE WITH RESPECT THERETO AND ALL APPLICABLE QUALIFICATIONS UNDER STATE SECURITIES LAWS SHALL HAVE BEEN OBTAINED WITH RESPECT THERETO; OR (ii) EXEMPTIONS FROM SUCH REGISTRATION AND ALL SUCH APPLICABLE QUALIFICATION REQUIREMENTS ARE AVAILABLE.

No. C-2                                                          50,000 Warrants

Date of Issuance:
November  6, 1996


                        WARRANTS TO PURCHASE COMMON STOCK
                            OF ALLIANCE IMAGING, INC.

                               Warrant Certificate

                  THIS CERTIFIES THAT GENERAL ELECTRIC COMPANY, a New York corporation acting through GE Medical Systems ("Original Warrant Holder") or registered assigns is the registered owner of the number of warrants set forth above (the "Warrants"), each of which entitles the owner thereof to purchase, subject to the terms and conditions hereof, at any time prior to 5:00 P.M. (Los Angeles time) on the Expiration Date (as hereinafter defined) at the principal office of Alliance Imaging, Inc., a Delaware corporation (the "Company"), one fully paid and non-assessable share of the Common Stock, $.01 par value ("Common Stock"), of the Company, at a cash purchase price which shall initially be $5.00 per share (as such purchase price may be adjusted pursuant to the terms hereof, the "Purchase Price") upon presentation and surrender of this Warrant Certificate with the Form of Election to Purchase duly executed and accompanied by payment of the Purchase Price in the manner specified herein. As provided herein, the Purchase Price and the number of shares of Common Stock which may be purchased upon the exercise of the Warrants evidenced by this Warrant Certificate are, upon the happening of certain events, subject to modification and adjustment. The holder or holders of these Warrants, whether the Original Warrant Holder or registered assigns, shall be collectively referred to herein as the "Holder."

                  1. FORM OF WARRANT CERTIFICATES. All certificates representing the Warrants ("Warrant Certificates"), if any in addition to this Warrant Certificate, which may hereinafter be issued and the forms of election to purchase shares and of assignment that accompany such Warrant Certificates shall be substantially in the form of this Warrant Certificate and may have such letters, numbers or other marks of identification or designation and such legends (including, without limitation, a legend referring to restrictions on resale by statutory underwriters), summaries or endorsements printed thereon as the Company may deem appropriate and as are not inconsistent with the provisions of this Warrant Certificate, or as may be required to comply with any law or with any rule or regulation made pursuant thereto. All Warrant Certificates shall be executed on behalf of the Company by its President or a senior or executive vice president.

                  2. TRANSFER, SPLIT UP, COMBINATION AND EXCHANGE OF WARRANT CERTIFICATES; MUTILATED, DESTROYED, LOST OR STOLEN WARRANT CERTIFICATES.
Subject to the provisions of Section 11 hereof, this Warrant Certificate may be transferred, split up, combined or exchanged for another Warrant Certificate or Warrant Certificates, entitling the Holder to purchase a like number of shares of Common Stock as the Warrant Certificate or Warrant Certificates surrendered then entitled him to purchase; provided, however, that (i) any Warrant Certificate with which this Warrant Certificate is combined shall have the same terms as this Warrant Certificate, and (ii) notwithstanding anything in this Warrant Certificate to the contrary, the Holder may transfer all or a portion of its right, title and interest in and to the Warrants to another person or entity. If the Holder desires to transfer, split up, combine or exchange any Warrant Certificate, he or she shall make such request in writing delivered to the Company, and shall surrender the Warrant Certificate or Warrant Certificates to be transferred, split up, combined or exchanged at the principal office of the Company. Thereupon, the Company shall have such new Warrant Certificate or Warrant Certificates, as the case may be, signed as provided in Section 1 and delivered to the person entitled thereto, as so requested. The Company may require payment by the Holder of a sum sufficient to cover any tax or governmental charge that may be imposed in connection with any transfer, split up, combination or exchange of Warrant Certificates.

                  Upon receipt by the Company of evidence satisfactory to it of the loss, theft, destruction or mutilation of this Warrant Certificate, and, in case of loss, theft or destruction, of indemnity or security reasonably satisfactory to it (including with respect to the amount of such indemnity or security), and reimbursement by the Holder to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of this Warrant Certificate if mutilated, the Company will make and deliver a new Warrant Certificate of like tenor to the Holder in lieu of the Warrant Certificate so lost, stolen, destroyed or mutilated. Notwithstanding anything in the foregoing to the contrary, so long as the Holder is the Original Warrant Holder, the Company will not require security (other than its own indemnification referred to above) in connection with any such issuance of replacement Warrant Certificates.

                  3. SUBSEQUENT ISSUE OF WARRANT CERTIFICATES. Subsequent to the issuance of this Warrant Certificate, additional Warrant Certificates shall be issued, as necessary, in connection with (a) any transfer, combination, split up or exchange of Warrants pursuant to Section 2 hereof, (b) the replacement of mutilated, destroyed, lost or stolen Warrant Certificates pursuant to Section 2 hereof, (c) the partial exercise of any Warrant Certificate to evidence the unexercised portion of such Warrant Certificate, pursuant to Section 4 hereof, and (d) the exercise of the Company's election set forth in Section 8(e) hereof.

                  4.   EXERCISE OF WARRANTS; PURCHASE PRICE.

                  (a) Subject to the final sentence of this paragraph (a), the Holder of this Warrant Certificate may exercise the Warrants evidenced hereby in whole or in part at any time upon surrender of the Warrant Certificate with the form of election to purchase attached hereto duly executed and accompanied by payment of the Purchase Price for each share of Common Stock as to which the Warrants are exercised, at or prior to 5:00 p.m. (Los Angeles time) on the Expiration Date. The "Expiration Date" shall be the date that is three (3) years from the date of the issuance of these Warrants. The Purchase Price shall initially be $5.00 but shall be subject to adjustment as provided in Section 8 hereof, and shall be payable only in the consideration specified in paragraph (b) immediately below.

                  (b) Upon receipt of this Warrant Certificate, with the form of election to purchase duly executed, accompanied by payment, in cash, or by certified check or bank draft payable to the order of the Company, or by surrender of a debt instrument of the Company held by the Holder (valued at the outstanding principal amount thereof plus, at the option of the Holder, any accrued and unpaid interest thereon) or a preferred stock instrument of the Company held by the Holder (valued at the liquidation preference thereof, including, without duplication, at the option of the Holder, any accumulated and unpaid dividends thereon), of the Purchase Price for the shares to be purchased and an amount equal to any applicable transfer tax, if any, the Company shall thereupon promptly deliver to or upon the order of the Holder of a Warrant Certificate (i) certificates for the number of whole shares of Common Stock to be purchased, registered in such name or names as may be designated by the Holder and (ii) when appropriate, the amount of cash to be paid in lieu of issuance of fractional shares.

                  (c) In case the Holder of this Warrant Certificate shall exercise less than all the Warrants evidenced hereby, a new Warrant Certificate evidencing Warrants equivalent to the Warrants remaining unexercised shall be issued by the Company to the Holder or to his duly authorized assigns, subject to the provisions of Section 11 hereof. In addition, if the Holder exercises Warrants using debt or preferred stock instruments of the Company as hereinabove provided, the Company shall return balance certificates representing such instruments to the Holder unless the full amount of such instruments is tendered as payment of the Purchase Price.

                  (d) All shares of Common Stock issued upon the exercise of Warrants shall be deemed to be Registrable Securities within the meaning of that certain Registration Rights Agreement dated as of December 31, 1994 among the Company and the Noteholders and Debentureholders named therein, with the same registration and other rights afforded to other Registrable Securities covered thereby.

                  5.   CANCELLATION AND DESTRUCTION OF WARRANT CERTIFICATE.
Upon surrender of this Warrant Certificate for the purpose of exercise (in whole or in part), exchange, substitution or transfer, this Warrant Certificate shall be cancelled, and no Warrant Certificates shall be issued in lieu thereof except as expressly permitted by any of the provisions of this Warrant Certificate. If the Company purchases or acquires Warrants, the Company shall cancel and retire the Warrant Certificates evidencing such Warrants.

                  6. RESERVATION AND AVAILABILITY OF SHARES OF COMMON STOCK. The Company covenants and agrees that it will cause to be reserved and kept available out of its authorized and unissued shares of Common Stock, the number of shares of Common Stock that will be sufficient to permit the exercise in full of all outstanding Warrants.

                  The Company covenants and agrees that it will take all such action as may be necessary to ensure that all shares of Common Stock delivered upon the exercise of Warrants shall, at the time of delivery of the certificates for such shares (subject to payment of the Purchase Price and compliance with all other provisions of this Warrant Certificate), be duly and validly authorized and issued and fully paid and nonassessable shares.

                  The Company further covenants and agrees that it will pay when due and payable any and all federal and state transfer taxes and charges which may be payable in respect of the issuance or delivery of Warrant Certificates or of any shares of Common Stock upon the exercise of Warrants. The Company shall not, however, be required (i) to pay any tax or taxes based upon the income of the Holder or any tax or taxes which may be payable in respect of any transfer involved in the transfer or delivery of Warrant Certificates or the issuance or delivery of certificates for Common Stock in a name other than that of the Holder or (ii) to issue or deliver any certificates for shares of Common Stock upon the exercise of any Warrants until any such tax shall have been paid (any such tax being payable by the Holder of the Warrant Certificate at the time of surrender) or until it has been established to the Company's satisfaction that no such tax is due.

                  7. COMMON STOCK RECORD DATE. Each person in whose name any certificate for shares of Common Stock is issued upon the exercise of the Warrants shall for all purposes be deemed to have become the holder of record of the Common Stock represented thereby, and such certificate shall be dated on the exercise date, which is the date upon which the Warrant Certificate evidencing such Warrants was duly surrendered and payment of the Purchase Price (and any applicable transfer taxes) was made; PROVIDED, HOWEVER, that if such exercise date is a date upon which the Common Stock transfer books of the Company are closed, such person shall be deemed to have become the record holder of such shares on, and such certificate shall be dated, the next succeeding business day on which the Common Stock transfer books of the Company are open.

                  The Holder, as such, shall not be entitled to vote or receive dividends or be deemed for any purpose the holder of Common Stock or of any other securities of the Company which may at any time be issuable on the exercise of the Warrants, nor shall anything contained in this Warrant Certificate be construed to confer upon the Holder, as such, any of the rights of a shareholder of the Company or any right to vote upon any matter submitted to shareholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings, or to receive dividends or subscription rights or otherwise, until the Warrants shall have been exercised as provided in this Warrant Certificate.

                  8. ADJUSTMENT OF PURCHASE PRICE, NUMBER OF SHARES OR NUMBER OF WARRANTS. The Purchase Price and the number of shares covered by this Warrant Certificate are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 8.

                  (a) In case the Company shall at any time after the date of the issuance of this Warrant Certificate (i) declare a dividend on the Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock into a greater number of shares, (iii) combine the outstanding Common Stock into a smaller number of shares, or (iv) issue any shares of its capital stock in a reclassification of the Common Stock (including any such reclassification in connection with a consolidation or merger), the Purchase Price in effect at the time of the record date for such dividend, or such issuance, or of the effective date of such subdivision, combination, distribution or reclassification, and the number and kind of shares of capital stock issuable on such date shall be proportionately adjusted so that upon the exercise after such time of any Warrant, the Holder shall be entitled to receive the aggregate number and kind of shares of capital stock which, if such Warrant had been exercised immediately prior to such date and at a time when the Common Stock transfer books of the Company were open, the Holder would have owned upon such exercise and been entitled to receive by virtue of such dividend, subdivision, combination, distribution or reclassification, subject to the provisions of Section 8(b) hereof. Such adjustment shall be made successively whenever any event listed above shall occur.

                  (b) Notwithstanding anything in this Section 8 to the contrary, no adjustment in the Purchase Price shall be required unless such adjustment, together with any amount being carried forward as hereinafter provided, would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this Section 8(b) are not required to be made shall be carried forward and taken into account in any subsequent adjustment and shall not, in any event, be lost by passage of time or otherwise. All calculations under this Section 8 shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be. Notwithstanding the first sentence of this Section 8(b), any adjustment required by this Section 8 shall be made no later than the earlier of one year from the date of the transaction which mandates such adjustment or the expiration of the right to exercise any Warrant.

                  (c) In the event that at any time, as a result of an adjustment made pursuant to Section 8(a) hereof, the Holder shall become entitled to receive any shares or units of capital stock of the Company other than shares of Common Stock upon the exercise or conversion of Warrants, thereafter the number of such other shares or units so receivable upon exercise of the Warrants shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained in Section 8(a) hereof, and the provisions of this Warrant Certificate with respect to the shares of Common Stock shall apply on like terms to any such other shares or units.

                  (d) Irrespective of any adjustments in the Purchase Price or the number of shares of Common Stock issuable upon the exercise of Warrants, this Warrant Certificate or Warrant Certificates thereafter issued may continue to express the Purchase Price and the number of shares stated in this Warrant Certificate and the Purchase Price and such number of shares specified thereon shall be deemed to have been so adjusted.

                  (e) The Company may elect to adjust the number of Warrants, in substitution for any adjustment in the number of shares of Common Stock purchasable upon the exercise of the Warrants as provided in Section 8(a) hereof, such that the total number of shares of Common Stock issuable upon exercise of the Warrants is the same as if such adjustment had been made but such that each of the Warrants outstanding after such adjustment of the number of Warrants is exercisable for one share of Common Stock. The Company shall notify the Holder in writing of such election. Upon each adjustment of the number of Warrants pursuant to this subsection (e), the Company shall as promptly as practicable cause to be distributed to the Holder Warrant Certificates evidencing, subject to Section 11, the additional or substitute Warrants to which the Holder shall be entitled as a result of such adjustment; or, at the option of the Company, shall cause to be distributed to the Holder in substitution and replacement for the Warrant Certificates held by the Holder prior to the date of adjustment, and upon surrender thereof, if required by the Company, new Warrant Certificates evidencing all the Warrants to which the Holder shall be entitled after such adjustment. Warrant Certificates so to be distributed shall be issued in the manner provided for herein (and shall bear the adjusted Purchase Price, if applicable) and shall be registered in the name of the Holder.

                  (f) In any case in which this Section 8 shall require that an adjustment in the Purchase Price be made effective as of a record date for a specified event, the Company may elect to defer until the occurrence of such event the issuing to the Holder of any Warrant exercised after such record date the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise over and above the shares of Common Stock and other capital stock of the Company, if any, issuable upon such exercise on the basis of the Purchase Price in effect prior to such adjustment; PROVIDED, HOWEVER, that the Company shall deliver to the Holder a due bill or other appropriate instrument evidencing the Holder's right to receive such additional shares upon the occurrence of the event requiring such adjustment.

                  9. CERTIFICATION OF ADJUSTED PURCHASE PRICE AND NUMBER OF SHARES ISSUABLE. Whenever the Purchase Price and the number of shares of Common Stock issuable upon the exercise of each Warrant are adjusted as provided in
Section 8 above, the Company shall provide notice to the Holder in writing setting forth the Purchase Price as so adjusted, the number of shares of Common Stock issuable upon the exercise of each Warrant as so adjusted, and a brief statement of the facts accounting for such adjustment to the Holder. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any action referred to in Section 8 hereof.

                  10. CONSOLIDATION, MERGER OR SALE OF ASSETS; CERTAIN DISTRIBUTIONS. If (i) the Company shall at any time consolidate with or merge with or into another corporation and (ii) the Common Stock is exchanged, cancelled or reclassified in connection with such transaction, the Holder will thereafter receive, upon the exercise hereof in accordance with the terms of this Agreement, the securities, property or cash to which the holder of the number of shares of Common Stock deliverable upon the exercise of the Warrants immediately prior to such transaction would have been entitled upon such consolidation or merger, and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure that the provisions hereof shall thereafter be applicable, as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon the exercise of the Warrants. A sale or lease of all or substantially all the assets of the Company for a consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a consolidation or merger for the purposes of clause (i) of the first sentence of this Section 10. The provisions of this Section 10 shall similarly apply to successive mergers or consolidations or sales or other transfers. Further, in the event that the Company proposes to make a distribution of assets or properties of the Company to the holders of its Common Stock (excluding non-liquidating cash dividends being made out of earnings for the current or immediately preceding fiscal year, and excluding any distribution for which there is an antidilution adjustment pursuant to
Section 8(a) above), the Company shall provide the holders of the Warrants with written notice at least twenty (20) days prior to the earlier of the date for such distribution or the record date therefor, in order to enable the holders of the Warrants to exercise the Warrants prior to the making of the distribution or the record date therefor.

                  11.  FRACTIONAL WARRANTS AND FRACTIONAL SHARES.

                  (a) Notwithstanding an adjustment pursuant to Section 8(e) hereof in the number of Warrants, the Company shall not be required to issue Warrant Certificates which evidence fractional Warrants. If the Company so elects, in lieu of such fractional Warrants, there shall be paid to the Holder to whom such fractional Warrants would otherwise be issuable, an amount in cash equal to the same fraction of the current market value of a whole Warrant (as determined in good faith by the Board of Directors of the Company).

                  (b) Notwithstanding an adjustment pursuant to Section 8(a) hereof in the number of shares covered by a Warrant, the Company shall not be required to issue fractions of shares upon exercise of the Warrants or to distribute certificates which evidence fractional shares. In lieu of fractional shares, at the Company's election, there shall be paid to the Holder at the time Warrants are exercised as herein provided an amount in cash equal to the same fraction of the current market value of a share of Common Stock (as determined in good faith by the Board of Directors of the Company).

                  (c) The Holder, by the acceptance of the Warrant, expressly waives his right to receive any fractional Warrant or any fractional share upon exercise of a Warrant.

                  12. RIGHT OF ACTION. All rights of action in respect of this Warrant Certificate are vested in the Holder.

                  13. AGREEMENT OF WARRANT CERTIFICATE HOLDERS. The Holder of this Warrant Certificate by accepting the same consents and agrees with the Company and with every other holder of a Warrant Certificate that:

                  (a) the Warrant Certificates are transferable only on the registry books of the Company if surrendered at the principal office of the Company; and

                  (b) the Company may deem and treat the person in whose name each Warrant Certificate is registered as the absolute owner thereof and of the Warrants evidenced thereby (notwithstanding any notations of ownership or writing on the Warrant Certificates made by anyone other than the Company) for all purposes whatsoever, and the

Company shall not be affected by any notice to the contrary.

                  14. NOTICES. Notices or demands authorized by this Warrant Certificate to be given or made by the Holder to the Company shall be sufficiently given or made if made in writing and shall be delivered by personal service or telegram, telecopier or registered or certified mail (if such service is not available, then by first class mail), postage prepaid, to such address as may be designated to the Holders from time to time by the Company and which shall initially be:

                     Alliance Imaging, Inc.
                     3111 No. Tustin Avenue, Suite 150
                     Orange, California  92665
                     Attention:  Chief Financial Officer
                     Telecopier No. (714) 921-5678

Notices or demands authorized by this Warrant Certificate to be given or made by the Company to the Holder shall be sufficiently given or made if made in writing and shall be delivered by personal service or telegram, telecopier or registered or certified mail (if such service is not available, then by first-class mail), postage prepaid, addressed to the Holder at the address of the Holder as shown on the registry books of the Company. Any notice hereunder sent by registered or certified mail shall be deemed to have been given three (3) days after the date on which it is mailed. All other notices shall be deemed given when received. No objection may be made to the manner of delivery of any notice actually received in writing by an authorized agent of a party.

                  15. SUPPLEMENTS AND AMENDMENTS. This Warrant Certificate, together with other agreements being executed and delivered simultaneously herewith, constitutes the Company's and the Holder's entire agreement with respect to the subject matter hereof and supersedes all agreements, representations, warranties, statements, promises and understandings, whether oral or written, with respect to the subject matter hereof. This Warrant Certificate may be amended, altered or modified only by a writing signed by the Company and the Holder.

                  16. SUCCESSORS AND ASSIGNS. All the covenants and provisions of this Warrant Certificate by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns. This Warrant Certificate and the Warrants represented hereby are assignable, in whole or in part, at the option of the Holder.

                  17. BENEFITS OF THIS AGREEMENT. Nothing in this Warrant Certificate shall be construed to give to any person or entity other than the Company and the Holder any legal or equitable right, remedy or claim under this Agreement; but this Agreement shall be for the sole and exclusive benefit of the Company and the Holder.

                  18. GOVERNING LAW. This Warrant Certificate has been negotiated and issued in the State of California, concerns a California issuer, and all questions with respect to the Warrant Certificate and the rights and liabilities of the Company and the Holder shall be governed by the laws of that state, regardless of the choice of laws provisions of California or any other jurisdiction. Any and all disputes between the Company and the Holder which may arise pursuant to this Warrant Certificate shall be heard and determined before the appropriate federal or state court located in Orange County, California. The Company and the Holder acknowledge that each such court has the jurisdiction to interpret and enforce the provisions of this Warrant Certificate and the parties waive any and all objections that they may have as to venue in any of the above courts.

                  19. DESCRIPTIVE HEADINGS. Descriptive headings of the several Sections of this Warrant Certificate are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions hereof.

                  IN WITNESS WHEREOF, the parties hereto have duly executed this Warrant Certificate as of the date first set forth above.

                                           ALLIANCE IMAGING, INC.



                                           By:
                                              ---------------------------------

                                           Its:
                                               --------------------------------


                                           WARRANT HOLDER

                                           ------------------------------------


                                           By:
                                              ---------------------------------

                                           Its:
                                               --------------------------------

                                   ASSIGNMENT


                     (To be executed by the Holder if such
              Holder desires to transfer the Warrant Certificate.)


                  FOR VALUE RECEIVED _________________________________________
hereby sells, assigns and transfers unto





                  (Please print name and address of transferee)

this Warrant Certificate, together with all right, title and interest therein, and does hereby irrevocably constitute and appoint
__________________________ attorney, to transfer the within Warrant Certificate on the books of the within-named Company, with full power of substitution.

Dated ______________


                  Signature ___________________________________




                                     NOTICE

                  The signature to the foregoing Assignment must correspond to the name as written upon the face of this Warrant Certificate in every particular, without alteration or enlargement or any change whatsoever.

                              ELECTION TO PURCHASE



                      (To be executed if the Holder desires
                      to exercise the Warrant Certificate)



To:  ALLIANCE IMAGING, INC.



                  The undersigned hereby irrevocably elects to exercise ______________________ Warrants represented by this Warrant Certificate to purchase the shares of Common Stock issuable upon the exercise of such Warrants and requests that certificates for such shares be issued in the name of:



                    (Please print name and address and insert
                  social security or other identifying number)

If such number of Warrants shall not be all the Warrants evidenced by this Warrant Certificate, a new Warrant Certificate for the balance remaining of such Warrants shall be registered in the name of and delivered to:



                    (Please print name and address and insert
                  social security or other identifying number)

Dated: ____________________



                                      ______________________________________
                                      Signature

                                      (Signature must conform in all respects
                                      to name of the Holder as specified on
                                      the face of this Warrant Certificate)

                                 SCHEDULE 3.2(d)


                             ALLIANCE IMAGING, INC.

                                  SUBSIDIARIES
                                  AS OF 9-30-96




          SUBSIDIARY                             INCORPORATION    OWNERSHIP
          ----------                             -------------    ---------
Alliance Imaging Centers, Inc. (AIC)              California        100%

Alliance Imaging of Central Georgia, Inc. (AICG)   Georgia          100%

Epic/Alliance of Texas, Inc. (EPIC)                 Texas           100%

Alliance Imaging Management, Inc. (AIM)           California        100%

Alliance Resonancia Magnetica S.A. de C.V. (ARM)  Mexico, D.F.      100%

Royal Medical Health Services, Inc. (RMHS)        Pennsylvania      100%

Sun MRI Services, Inc. (SUN)                      California        100%

                                 SCHEDULE 3.2(f)

                       SCHEDULE OF DEBT FOR MONEY BORROWED
                               SEPTEMBER 30, 1996

                                                               INTEREST       MATURITY          BALANCE
PAYEE                        UNIT/COLLATERAL                     RATE            DATE           09/30/96
--------------------------------------------------------------------------------------------------------
ALLIANCE IMAGING, INC.

GENERAL ELECTRIC              MR # 53 (BS-1)                      9.50          12/99          608,274.26
MEDICAL SYSTEMS               MR # 54 (BS-2)                      9.50          12/99          710,796.35
                              MR # 55 (BS-3)                      9.50          12/99          644,059.30
                              MR # 58 (SIGNA 4)                   8.58         5/2000        1,328,028.06
                              MR # 59 (SIGNA 5)                   8.75           6/99          995,556.27
                              MR # 60 (BS-4)                      9.50          12/99          353,084.92
                              MR # 60 (BS-4) - STEP UP            9.50          12/99          196,292.78
                              MR # 63 (MAX-13)                    8.07          12/96           44,020.56
                              MR # 64 (MAX-14)                    8.07           1/97           58,498.55
                              MR # 66 (BS-5)                      9.50          12/99          867,376.85
                              MR # 67 (MS-1)                      9.95           6/99          769,027.12
                              MR # 69 (MS-3)                     10.40           8/99          795,425.01
                              MR # 79 (MAX-21)                    9.50          12/99          373,115.51
                              MR # 86 (MAX-24)                   10.90          12/97           80,974.32
                              MR # 87 (MAX-25)                   10.90          12/97           77,017.48
                              MR # 88  (MAX-26)                  10.90           3/98           95,000.17
                              MR # 77 (MAX-19)                   10.90          12/97           79,843.77
                              MR # 100 (MAX-28)                  10.91           2/98           91,387.62
                              MR # 101 (MAX-29)                  10.90           5/98          104,139.43
                              MR # 102 (VECTRA 1)                10.63          12/99          303,194.22
                              MR # 105 (MAX-31)                  10.54          05/98          105,381.56
                              MR # 106 (MAX-32)                   9.83          06/98          106,718.62
                              MR # 104 (MAX-30)                  10.54          05/98          106,116.74
                              MR # 107 (MS 7)                    10.25        06/2000          934,836.66
                              MR # 108 (MS 8)                     9.90        08/2000        1,001,778.44
                              MR # 112 (C 1)                      9.64        12/2000          701,189.24
                              MR # 113 (MS 13)                    9.47        12/2000        1,059,371.32
                              CT # 14                             8.50           4/97           45,835.61
                              CT # 17                             9.64       10/31/98          151,212.20
                              MR # 114 (C 2)                      9.47        02/2001          509,167.04
                              MR # 113 (C 3)                      9.47        06/2001          501,509.37
                              MR # 117 (C 4)                      9.44        06/2001          674,060.01
                              MR # 120 (MS 11)                    9.03        03/2001        1,202,826.01
                              MR # 128 (MS 14)                    9.91        05/2001        1,315,574.09
                              MR # 137 (C 7)                     10.00        06/2001          684,838.60
                              MR # 118 (C 5)                     10.24        10/2001          697,395.64
                              MR # 135 (MS 15)                   10.24        08/2001        1,340,059.84
                              MR # 141 (MS 16)                  10.384        09/2001        1,285,445.00
                              MR # 119 (C 6)                     10.30        10/2001          549,997.50
                                                                                            -------------
                              SUBTOTAL                                                      21,548,426.04
                                                                                            -------------
U.S. CONCORD                  MR # 47 & 49 (HPQ 5 & 6)            8.00           6/98        1,312,442.17
                              MR # 51 (HPQ 8)                     8.00          12/98          772,884.89
                              MR # 56 (HPQ 9)                     8.00          12/98          781,998.82
                              MR # 57 (SIGNA 6)                   8.00           3/99          488,469.12
                              CT # 13                             8.00           8/99          218,354.11
                                                                                            -------------
                              SUBTOTAL                                                       3,574,149.11
                                                                                            -------------
DVI FINANCIAL SERVICES        MR # 21 (T 7)                       9.99          12/98           44,373.15
                              MR # 61 (HPQ 10)                    9.99          12/98          705,066.97
                              MR # 65 (EDGE 2)                   10.79           9/00        1,317,955.31
                              MR # 70 (MS 4)                     11.36           3/00        1,009,339.89
                              MR # 110 (S 6)                     11.36           3/00          593,663.77
                              MR # 84 (MS 5)                     11.36           3/00          992,011.51
                              MR # 85 (MS 6)                     11.36           3/00          956,169.61
                              MR # 127 (MS 12)                   9.873        05/2001        1,862,141.78
                              MR # 123 (MAX 33)                  10.25           5/99          175,746.38
                              MR # 126 (HPQ 11)                  10.25        05/2001          792,669.61
                                                                                            -------------
                              SUBTOTAL                                                       8,449,137.98
                                                                                            -------------

                                 SCHEDULE 3.2(f)



                       SCHEDULE OF DEBT FOR MONEY BORROWED
                               SEPTEMBER 30, 1996


                                                               INTEREST       MATURITY          BALANCE
PAYEE                        UNIT/COLLATERAL                     RATE            DATE           09/30/96
--------------------------------------------------------------------------------------------------------
SIEMENS CREDIT CORPORATION    MR # 81 (S-3)                      10.25           9/99          678,181.93
                              MR # 81 (S-3)                      10.69           9/99           18,285.91
                              MR # 82 (S-4)                      10.25           9/99          674,999.27
                              MR # 103 (S-5)                     10.70         1/2000          893,199.18
                              MR # 115 (S-7)                      9.50         1/2002        1,267,115.35
                              MR # 138 (S-8)                    10.251         6/2001        1,357,753.02
                              MR # 136 (S-9)                    10.745         8/2001        1,277,596.00
                                                                                            -------------
                              SUBTOTAL                                                       6,167,130.66
                                                                                            -------------

LYON CREDIT CORPORATION       MR # 50 (HPQ 7)                    9.522        10/2001          921,223.16
                                                                                            -------------

NATIONSBANC LEASING           MR # 45 (HPQ 4)                     7.30           9/97          437,220.85
                                                                                            -------------


COMERICA BANK                 MR # 98 (MAX 8)                    10.25          03/97          136,058.00
                                                                                            -------------

PNC                           TRACTOR # 895                       9.00          10/98           28,909.51
                              TRACTOR # 896                       8.50           2/99           36,250.10
                                                                                            -------------
                                                                                                65,159.61
                                                                                            -------------

                              TOTAL ACCT 2710                                               41,298,505.41
                                                                                            -------------

AVB (A & M)                   TRACTOR # 894                      9.321          11/97           18,039.74
                              TRACTOR # 879                      9.321          04/97            8,565.81
                                                                                            -------------
                              SUBTOTAL                                                          26,605.55
                                                                                            -------------



CIGNA SENIOR SECURED DEBT                                         7.50        12/2003       25,400,000.00
SENIOR SUB. DEBT                                                  7.50         6/2005       16,070,312.50
                                                                                            -------------
                                                                                            41,470,312.50
                                                                                            -------------
                                                                                            82,795,423.46
                                                                                            -------------
                                                                                            -------------

                              TOTAL ALLIANCE IMAGING

ALLIANCE IMAGING CENTERS

DVI                           CT # 10 (IQ)                        9.99          12/98          207,744.86
                                                                                            -------------
                                                                                            -------------

ROYAL MEDICAL HEALTH SERVICES

NOTES PAYABLE
DVI                           MR #129 (H 1)                        8.6           5/99          541,641.56
DVI                           OLD # 7                              8.6           5/99          138,428.92
PNC                                                               9.25          07/97           27,777.42
PNC                                                               9.25          07/97           24,388.83
INTEGRA                                                           9.25          04/97            5,993.00
AVB                           COMPUTER LEASE                      9.30          11/97            6,358.42
                                                                                            -------------
                              SUBTOTAL                                                         744,588.15
                                                                                            -------------

NOTES PAYABLE-OTHER
MRI # 8                       UNSECURED                           9.50          10/98          150,000.00
MRI # 9                       UNSECURED                           9.50          10/98           77,000.00
MRI # 11                      UNSECURED                           9.50          10/98          101,868.00
                                                                                            -------------
                              SUBTOTAL                                                         328,868.00
                                                                                            -------------
                                                                                            -------------

                                 SCHEDULE 3.2(f)



                       SCHEDULE OF DEBT FOR MONEY BORROWED
                               SEPTEMBER 30, 1996


                                                               INTEREST       MATURITY          BALANCE
PAYEE                        UNIT/COLLATERAL                     RATE            DATE           09/30/96
--------------------------------------------------------------------------------------------------------
UNFAVORABLE LEASE OBLIGATIONS
DVI                           MR # 130 (H 2)                      8.60          01/98          240,955.09
Siemens                       MR # 131 (S 11)                     8.60          06/98          278,564.19
Siemens                       MR # 132 (S 12)                     8.60          07/99          278,303.22
                                                                                            -------------
                              SUBTOTAL                                                         797,822.50
                                                                                            -------------

CAPITAL LEASE OBLIGATIONS
Siemens                       MR # 133 (S 14)                    8.988        03/2000        1,168,893.42
Siemens                       MR # 134 (S 15)                   10.075        01/2001        1,478,610.20
                                                                                            -------------
                              SUBTOTAL                                                       2,647,503.62
                                                                                            -------------

                              TOTAL ROYAL MEDICAL                                            4,518,782.27
                                                                                            -------------
                                                                                            -------------

SUN MRI

PICKER                        MR # 140 (HPQ 13)                 11.165          11/98        1,025,213.54
DVI                           TRACTOR 899                       14.603          11/98           50,882.48
                                                                                            -------------
                              TOTAL SUN MRI                                                  1,076,096.02
                                                                                            -------------
                                                                                            -------------

                              CONSOLIDATED TOTALS                                           88,598,046.61
                                                                                            -------------
                                                                                            -------------